UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

AFFIRMATIVE INSURANCE HOLDINGS, INC.

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(Name of Issuer)

Common Stock

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(Title of Class of Securities)

008272106

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(CUSIP Number)

December 31, 2007

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(Date of Event that Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[ x] Rule 13d-1(c)

[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act.

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CUSIP No. 008272106

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1.

NAME OF REPORTING PERSON

Long Meadow Holdings, L.P.

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2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [   ]

(b) [X]

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3.

SEC USE ONLY

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4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

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AGGREGATE AMOUNT

5.

SOLE VOTING POWER

 0

OF SHARES

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BENEFICIALLY

6.

SHARED VOTING POWER

809,999

OWNED BY

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REPORTING

7.

SOLE DISPOSITIVE POWER

0

PERSON

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8.

SHARED DISPOSITIVE POWER

 809,999

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9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:

809,999

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10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [   ]

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11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.3%

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12.

TYPE OF REPORTING PERSON

PN

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CUSIP No. 008272106

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1.

NAME OF REPORTING PERSON

Jonathan W. Old, III

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2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [   ]

(b) [X]

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3.

SEC USE ONLY

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4.

CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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AGGREGATE AMOUNT

5.

SOLE VOTING POWER

0

OF SHARES

-----------------------------------------------------------------------

BENEFICIALLY

6.

SHARED VOTING POWER

809,999

OWNED BY

-----------------------------------------------------------------------

REPORTING

7.

SOLE DISPOSITIVE POWER

0

PERSON

-----------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

 809,999

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9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

809,999

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10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [   ]

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11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 5.3%

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12.

TYPE OF REPORTING PERSON

IN

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CUSIP No. 008272106

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1.

NAME OF REPORTING PERSON

Michael J. Moss

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2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [   ]

(b) [X]

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3.

SEC USE ONLY

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4.

CITIZENSHIP OR PLACE OF ORGANIZATION

USA

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AGGREGATE AMOUNT

5.

SOLE VOTING POWER

56,790

OF SHARES

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BENEFICIALLY

6.

SHARED VOTING POWER

 842,911

OWNED BY

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REPORTING

7.

SOLE DISPOSITIVE POWER

56,790

PERSON

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8.

SHARED DISPOSITIVE POWER

842,911

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9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

 899,701

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10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

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11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9%

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12.

TYPE OF REPORTING PERSON

 IN

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CUSIP No. 008272106

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1.

NAME OF REPORTING PERSON

Long Meadow Investors, LLC

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2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [   ]

(b) [X]

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3.

SEC USE ONLY

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4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

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AGGREGATE AMOUNT

5.

SOLE VOTING POWER

0

OF SHARES

-----------------------------------------------------------------------

BENEFICIALLY

6.

SHARED VOTING POWER

809,999

OWNED BY

-----------------------------------------------------------------------

REPORTING

7.

SOLE DISPOSITIVE POWER

0

PERSON

-----------------------------------------------------------------------

8.

SHARED DISPOSITIVE POWER

 809,999

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9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

809,999

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10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [   ]

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11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 5.3%

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12.

TYPE OF REPORTING PERSON

OO

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Item 1.

(a)

Name of Issuer:

Affirmative Insurance Holdings, Inc. (the “Company”)

(b)

Address of Issuer’s Principal Executive Offices:

4450 Sojourn Drive, Suite 500

Addison, Texas 75001

Item 2.

(a)

Name of Person Filing:

This report is being filed by each of Long Meadow Holdings, L.P., Jonathan W. Old, III, Michael J. Moss, and Long Meadow Investors, LLC.

(b)

Address of Principal Business Office:

1200 High Ridge Road

Stamford, CT 06905

 (c)

Citizenship:

Jonathan W. Old, III and Michael J. Moss are U.S. citizens.
Long Meadow Holdings, L.P. is a Delaware limited partnership.
Long Meadow Investors, LLC is a Delaware limited liability company.

 (d)

Title of Class of Securities:

common stock, $0.01 par value (the “Common Stock”)

(e)

CUSIP Number:

008272106

Item 3.

If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check the status of the person filing:

(a)

/   /

Broker of dealer registered under section 15 of the Act;

(b)

/   /

Bank as defined in section 3(a)(6) of the Act;

(c)

/   /

Insurance company as defined in section 3(a)(19) of the Act;

(d)

/   /

Investment company registered under section 8 of the Investment Company Act of 1940;

(e)

/   /

An investment adviser in accordance with §240.13d-1(b)(l)(ii)(E);

(f)

/   /

An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)

/   /

A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)

/   /

A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)

/   /

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)

/   /

Group, in accordance with §240.13d-

1((b)(l)(ii)(J)

Item 4.

Ownership:

Long Meadow Holdings, L.P.

(a)

Amount beneficially owned:

809,999 shares of Common Stock.

(b)

Percent of class:

5.3%

(c)

Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote:

0

 (ii)

Shared power to vote or to direct the vote:

809,999

 (iii)

Sole power to dispose or to direct the

disposition of:

0

(iv)

Shared power to dispose or to direct the

disposition of:

809,999

Jonathan W. Old, III

(a)

Amount beneficially owned:

809,999 shares of Common Stock.

(b)

Percent of class:

5.3%

 (c)

Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote:

0

(ii)

Shared power to vote or to direct the vote:

809,999

(iii)

Sole power to dispose or to direct the

disposition of:

0

(iv)

Shared power to dispose or to direct the

disposition of:

809,999

Michael J. Moss

(a)

Amount beneficially owned:

899,701 shares of Common Stock

 (b)

Percent of class:

5.9%

(c)

Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote:

56,790

(ii)

Shared power to vote or to direct the vote:

842,911

(iii)

Sole power to dispose or to direct the

disposition of:

56,790

(iv)

Shared power to dispose or to direct the

disposition of:

842,911

Long Meadow Investors, LLC

(a)

Amount beneficially owned:

809,999 shares of Common Stock.

(b)

Percent of class:

5.3%

 (c)

Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote:

0

(ii)

Shared power to vote or to direct the vote:

809,999

(iii)

Sole power to dispose or to direct the

disposition of:

0

(iv)

Shared power to dispose or to direct the

disposition of:

809,999

Long Meadow Holdings, L.P. (the “Partnership”) beneficially owns 809,999 shares of Affirmative Insurance Holdings, Inc.’s common stock (the “Company’s Common Stock”), which constitutes 5.3% of the Company’s Common Stock outstanding.  Long Meadow Investors, LLC (“LMI”) is the general partner of the Partnership and because it could be deemed to share voting and dispositive power with the Partnership over the 809,999 shares of the Company’s Common Stock owned by the Partnership, LMI may be deemed to be the beneficial owner of such Common Stock.  LMI disclaims beneficial ownership of all shares of the Company’s Common Stock held by other persons.

Jonathan W. Old, III is a managing member of LMI.  Because Mr. Old is a managing member of the general partner of the Partnership, and because he could be deemed to share with LMI voting and dispositive power over the 809,999 shares of the Company’s Common Stock held by the Partnership, Mr. Old may be deemed to be the beneficial owner of such Common Stock.  Mr.

Old disclaims beneficial ownership of all shares of the Company’s Common Stock held by other persons.

Michael J. Moss is a managing member of LMI.  Because Mr. Moss is a managing member of the general partner of the Partnership and shares the responsibilities of managing LMI with Mr. Old, and because he could be deemed to share with LMI and Mr. Old voting and dispositive power over the 809,999 shares of the Company’s Common Stock held by the Partnership, Mr. Moss may be deemed to be the beneficial owner of such Common Stock.  Mr. Moss is the beneficial owner of 56,790 shares of the Company’s Common Stock that he holds personally. Additionally, Mr. Moss’ spouse and children hold an aggregate of 32,912 shares of the Company’s Common Stock, and because Mr. Moss could be deemed to share with his wife and children voting and dispositive power over the Company’s Common Stock held by them, Mr. Moss may be deemed to be the beneficial owner of such Common Stock. Therefore, Mr. Moss may be deemed to be the beneficial owner o f an aggregate of 899,701 shares, which constitutes 5.9% of the Company’s Common Stock outstanding.  Mr. Moss disclaims beneficial ownership of all shares of the Company’s Common Stock held by other persons.

Item 5.

Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not Applicable.

Item 8.

Identification and Classification of Members of the Group:

Not Applicable.

Item 9.

Notice of Dissolution of Group:

Not Applicable.

Item 10.

Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2008

LONG MEADOW HOLDINGS, L.P.

By:

Long Meadow Investors, LLC

General Partner of Long Meadow Holdings, L.P.

By:

__________________________________________

Jonathan W. Old, III

Managing Member of Long Meadow Investors, LLC

LONG MEADOW INVESTORS, LLC

By:

__________________________________________

Jonathan W. Old, III

Managing Member

_______________________________

Jonathan W. Old, III

_______________________________

Michael J. Moss

EXHIBIT INDEX

99.1   AGREEMENT RELATING TO THE FILING OF A JOINT STATEMENT